Exhibit (i)(18)

Chicago New York Washington, DC London San Francisco Los Angeles Singapore Dallas Miami vedderprice.com
May 24, 2023
Jeremy I Senderowicz
Shareholder
+1 212 407 7740
jsenderowicz@vedderprice.com

DBX ETF Trust

875 Third Avenue

New York, NY 10022

Re:	Opinion of Counsel regarding Post-Effective Amendment No. 493 to the Registration Statement filed on Form N-1A under the Securities Act of 1933 (File Nos. 333-170122; 811-22487)

Dear Ladies and Gentlemen:

We have acted as counsel to DBX ETF Trust (the “Trust”) in connection with the above-referenced Registration Statement (as amended, the “Registration Statement”), which relates to the shares of beneficial interest, no par value, of Xtrackers US Green Infrastructure Select Equity ETF (UPGR), Xtrackers Cybersecurity Select Equity ETF (PSWD) and Xtrackers Semiconductor Select Equity ETF (CHPS) (the “Shares”). This opinion is being delivered to you in connection with the Trust’s filing of Post-Effective Amendment No. 493 to the Registration Statement (the “Amendment”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “1933 Act”), and Amendment No. 495 pursuant to the Investment Company Act of 1940, as amended. With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon. We have reviewed the Trust’s Declaration of Trust, as amended (the “Declaration”), and such other documents and matters as we have deemed necessary to enable us to render this opinion.

Based upon, and subject to, the foregoing, we are of the opinion that the Shares to which the Registration Statement relates when issued and sold in accordance with the Trust’s Declaration, Designation and By-Laws and for the consideration described in the Registration Statement, will be validly issued, fully paid and non-assessable, except that, as set forth in the Registration Statement, shareholders of the Trust may under certain circumstances be held personally liable for its obligations.

We have consented to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Definitions—Fund Legal Counsel” in the Statement of Additional Information forming a part of the Registration Statement. In giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

Very truly yours,

/s/ Vedder Price, P.C.

VEDDER PRICE P.C.

222 North LaSalle Street | Chicago, Illinois 60601 | T +1 312 609 7500 | F +1 312 609 5005

Vedder Price P.C. is affiliated with Vedder Price LLP, which operates in England and Wales, Vedder Price (CA), LLP, which operates in California, and Vedder Price Pte. Ltd., which operates in Singapore and Vedder Price (FL), LLP which operates in Florida.